Exhibit 10.8

AMENDED AND RESTATED

PARTNERS’ OPERATING AGREEMENT

THIS AMENDED AND RESTATED PARTNERS’ OPERATING AGREEMENT (this “Agreement”) is entered into as of the 16th day of November 2001, among DIAMONDCLUSTER INTERNATIONAL, INC., a Delaware corporation (the “Company”) and certain individuals designated by the Company or any “Affiliate” (as defined in Section 1.1(f) hereof) as a “Partner;” said individuals and all other persons who may hereafter be designated by the Company or any Affiliate as “Partners” pursuant to the provisions hereof, are referred to herein collectively as the “Partners” and individually as a “Partner.”

WITNESSETH:

WHEREAS, the parties to this Agreement entered into that certain Partners’ Operating Agreement dated as of March 22, 1994, which was amended by: (i) a certain First Amendment to Diamond Technology Partners, Inc. Partners’ Operating Agreement dated June 24, 1994; (ii) a certain Second Amendment to Diamond Technology Partners, Inc. Partners’ Operating Agreement dated as of November 30, 1994; and (iii) a certain Third Amendment to Diamond Technology Partners, Inc. Partners’ Operating Agreement dated as of April 27, 1995 (collectively, the “Prior Partners’ Operating Agreement”), whereby the parties established a set of procedures relating to the utilization of the combined voting power of the Partners’ shares of stock of the Company, including internal governance and compensation provisions to be realized through the strength of said combined voting power and whereby the parties granted a proxy to the person holding the position of Chairman of the Board and Chief Executive Officer of the Company and provided for the selection of any successors to such Chief Executive Officer (“CEO”); (iv) and the additional amendments set forth herein;

WHEREAS, the parties to this Agreement and various other shareholders of the Company entered into that certain Voting and Stock Restriction Agreement dated as of March 22, 1994, which was amended by: (i) a certain Amendment to Voting and Stock Restriction Agreement dated as of March 22, 1994; (ii) a certain Amendment Number Two to Voting and Stock Restriction Agreement dated as of November 30, 1994; and (iii) a certain Amendment Number Three to Voting and Stock Restriction Agreement dated as of April 27, 1995 (collectively the “Prior Voting Agreement”) and (iv) a certain Amended and Restated Voting and Stock Restriction Agreement dated as of August 4, 1997 (the “Voting Agreement”); and

WHEREAS, the parties wish to amend each of the aforementioned agreements, and, in light of the agreements having already been amended several times, now wish to amend and restate the Prior Partners’ Operating Agreement in its entirety,

NOW, THEREFORE, for and in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

SUCCESSOR CEO

1.1.	Selection of Successor.

Upon any CEO of the Company ceasing to hold the office of CEO as determined according to the terms of the Voting Agreement, his or her successor shall be selected by means of the following procedures, which shall be conducted as expeditiously as possible as soon as the occasion shall arise:

(a)    The Management Compensation Committee of the Partners (as constituted pursuant to Section 2.1 hereof), by vote of a majority of its members, shall slate not less than two or more than four Partners as candidates for election as CEO;

(b)    The candidates selected in Section 1.1(a) above will then be submitted to a joint committee (the “CEO Nominating Committee”) comprised of the WOC and the AOCs (as such terms are defined in Sections 2.1 and 2.2, respectively) which will, by vote of a majority of its members, select a Partner as its nominee (who may, if said committee so desires, be the incumbent CEO) and shall propose such nominee to the Partners;

(d)    The Partners, by the affirmative vote of a simple majority of the Partners, may approve the nominee who shall thereby become the holder of the proxy granted under the Voting Agreement; however, if they shall fail to approve the nominee, the entire procedure set forth in this Section 1.1 shall be repeated, beginning with the election of candidates for CEO by the Management Compensation Committee;

(e)    The nominee shall be submitted to the Board of Directors of the Company (the “Board of Directors”), which shall vote on his or her election as CEO. The Board of Directors shall only consider nominations for CEO pursuant to the procedures provided in this Section 1.1. It is intended and understood that each person selected under the foregoing procedures to be the successor CEO shall become the successor holder of the proxy granted under the Voting Agreement; and

(f)    The CEO of the Company, and each successor CEO, shall also be submitted to the Board of Directors of each Affiliate (as defined in this Section), which shall vote on his or her election as CEO of the Affiliate (or such other position of comparable authority). The CEO of each Affiliate shall be deemed to have resigned from that position upon his or her resignation or removal as the CEO of the Company. For purposes of this Agreement, the term “Affiliate” shall mean any affiliate, subsidiary, or parent of, or any other entity controlling, controlled by, or under common control of, the Company.

1.2.	Removal of CEO.

Notwithstanding the foregoing, the present CEO shall be subject to removal—i.e., shall be required to resign as CEO and to assign the proxy to a successor pursuant to the Voting Agreement, who shall be selected in accordance with Section 1.1 hereof—by the Board of Directors from said position at any time and shall also be subject to removal in the event that either of the following shall occur:

(a)    if the Management Compensation Committee (as constituted pursuant to Article II hereof) shall have sent to the Partners a proposal, approved by four-fifths ( 4/5) of its members, to initiate the CEO nominating process, and the proposal is approved by the affirmative vote of two-thirds ( 2/3) of the total number of Partners; or

(b)    if an annual compensation plan, as presented to the Partners pursuant to Article III hereof, is not approved by at least seventy percent (70%) of the Partners, pursuant to Section 3.6.

ARTICLE II

COMMITTEE STRUCTURE

2.1.	Worldwide Operating Committee

There shall be a Worldwide Operating Committee (the “WOC”), consisting of the CEO and Partners appointed to the WOC by the CEO (each of whom shall be appointed for an indefinite term and who may be removed from such position at any time by the CEO). The WOC is a committee of the Partners and may take any action within its authority for the Company and any of the Affiliates.

2.2	Area Operating Committees

There shall be such number of Area Operating Committees (each an “AOC”) as the WOC shall designate from time to time, each representing a geographic area on a global basis (an “Area”) and each consisting of Partners appointed by the CEO (each of whom shall be appointed for an indefinite term and who may be removed from such position at any time by the CEO). Each AOC shall have eight members, unless the CEO shall determine that a greater or lesser number is appropriate. The AOC is a committee of the Partners and may take any action within its authority for the Company and any of the Affiliates.

2.3	Management Compensation Committee

There shall be a Management Compensation Committee, consisting of five Partners, unless the CEO shall determine that a greater or lesser number is appropriate. Three members of the Committee shall be elected by the partners at large to serve staggered terms of three years each, with one member elected each year (except for the three initial members of the committee, who shall be elected for terms of one, two, and three years, respectively, with the Partner receiving the most votes deemed elected to the longest term). The WOC will slate three nominees each year, and the Partner receiving the highest number of votes shall be deemed elected to the committee (except with respect to the initial members of the committee for whom the WOC will slate six nominees from which three will be elected by the Partners as indicated above); provided that all three members cannot be from the same Area, as such Areas are designated by the WOC from time to time. In addition, each AOC will appoint an additional member to serve a two year term. Except with respect to the selection of the initial members of the committee, no member may serve consecutive terms. Neither the CEO nor any WOC or AOC member is eligible to serve on the Committee. In the case of tie votes, death of a Partner, the inability of a Partner to continue to serve, or a Partner’s resignation from a committee or the Company, the CEO shall break the tie or specify the replacement for such Partner. [No Partner may serve simultaneously on both the Management Compensation Committee and an Area Nominating Committee.

2.4	Nominating Committees

There will be one nominating committee for each Area (each an “Area Nominating Committee”), consisting of three members serving staggered terms of three years each, with one member elected each year (except for the three initial members of the committee, who shall be elected for terms of one, two, and three years, respectively, with the Partner receiving the most votes deemed elected to the longest term). The WOC will annually slate three candidates for each Area Nominating Committee from which the Partners will elect one candidate to replace the member whose term has expired (except with respect to the initial members of the committee for whom the WOC will slate six nominees from which the Partners will elect three as indicated above).

2.5	Duties of the Worldwide Operating Committee

The WOC shall meet regularly two times per month, with such additional meetings as shall be deemed necessary by the CEO. The duties of the WOC include, but are not limited to, the following: managing the strategic direction and operations of the Company and its Affiliates; reviewing and approving, together with the Management Compensation Committee, Area compensation plans and presenting them to the Partners for a vote of approval; appointing the members of the Area Nominating Committees; and meeting with the AOCs on a quarterly basis.

2.6	Duties of the Area Operating Committees

The AOCs shall meet regularly on a monthly basis. The duties of each AOC include, but are not limited to: ensuring the effective and efficient operation of their respective Areas regarding such matters as growth, clients, staffing and pipeline; overseeing training and recruiting operations; reviewing and providing input on the WOC’s strategic update and operating plan in advance of its submission to the Partners; and acting as the Area Nominating Committee for all external Partner candidates.

2.7	Duties of the Area Nominating Committees

(a)    The Area Nominating Committees’ objectives are to screen thoroughly all internal Partner candidates for the Company and any Affiliates in its Area and to present those it deems appropriate to the Partners for a vote of admittance. The Area Nominating Committees will work within the guidelines jointly developed with the WOC regarding the need for and limitations to the number of new Partners.

(b)    A new internal Partner candidate will be admitted when he or she has the endorsement of the Area Nominating Committee for the Area in which such Partner provides services and the affirmative vote of eighty percent (80%) of (i) the members of the WOC, and (ii) the Partners at large. A new external Partner candidate will be admitted when he or she has the affirmative vote of eighty percent (80%) of the combined members of the WOC and each Area Operating Committee (the Area Operating Committees acting as an Area Nominating Committee for such external Partner candidates as provided in Section 2.5 above). Once admitted in accordance with the foregoing procedure, all new internal and external Partners shall be submitted for election by the Board of Directors as an officer of the Company or the Affiliate employing such Partner, as the case may be; provided, however, that no person shall be deemed to have become a “Partner” for purposes of this Agreement until such person shall have executed a written agreement in which he or she agrees to be subject to all of the provisions hereof and to accept, assume and perform all of the duties and obligations of a Partner hereunder.

2.8	Other Duties

(a)    Any Partner may be removed from his or her position as a Partner and have his or her employment relationship with the Company and/or an Affiliate terminated, at any time and without any reason or cause or the need to assert or demonstrate any reason or cause, if such removal shall be approved by the affirmative vote of at least a majority of the members of the Management Compensation Committee (other than such Partner, if a member) and by all of the members of the WOC (other than such Partner, if a member).

(b)    The functions of the Management Compensation Committee, and related functions of the other committees, are set forth in Article III, below.

ARTICLE III

ANNUAL COMPENSATION PLAN

3.1.	Aggregate Compensation

At the beginning of the last quarter of each fiscal year, the Area presidents and the Partner in charge of Human Resources will prepare and present to the WOC recommendations concerning the aggregate amount of bonuses (if any) and the aggregate number of stock options (if any) to be granted to all employees (other than members of the WOC), based on their performance during said fiscal year, and the aggregate amount of base compensation to be payable to such employees for the coming fiscal year. After review by the WOC, such recommendations will be submitted to the Management Compensation Committee and CEO for further review and revision in preparation for presentation to the Board of Directors of the Company and each of the Affiliates (as applicable) as described in Section 3.3 below.

3.2	WOC Members’ Compensation

At the beginning of the last quarter of each fiscal year, the CEO shall prepare recommendations concerning the individual compensation (base, bonus and stock options, if any) of each of the members of the WOC, based on their performance during said fiscal year, for approval by the Board of Directors of the Company and each of the Affiliates (as applicable) as described in Section 3.3 below.

3.3.	Board of Directors Approval

The Board of Directors of the Company and each of the Affiliates (as applicable), after receiving the recommendations referred to in Section 3.1 and 3.2, shall make a decision regarding these amounts. If such Boards of Directors (or their respective Compensation Committee) shall have approved the recommendations, it shall be sent to the Management Compensation Committee for submission to the Partners for a vote; if such Boards shall not approve the recommendations, the matter shall be referred back to the CEO and the Area presidents, as applicable, and the entire procedure shall re-commence.

3.4	Allocations to Non-WOC Partners

(a)    The Management Compensation Committee, after the Board of Directors has approved the aggregate recommendations, shall recommend specific allocations to individual Partners of the aggregate amounts of bonuses, options and base compensation set forth in the recommendations, and shall make a decision thereon:

(i)    If it approves the recommendations, it shall submit the recommendations to the Partners for approval; or

(ii)    If it shall not approve the recommendations, it shall refer the matter back to the Area presidents.

3.5	Approval by Partners

If, after receiving the recommendations, at least seventy percent (70%) of the Partners shall approve them, the recommendations shall be referred to the Board of Directors of the Company and the Affiliates (as applicable) for final approval; if fewer than seventy (70%) of the Partners shall approve the recommendations, the matter shall be referred back to the CEO and the Management Compensation Committee (under Section 3.1 of this Agreement) and, subject to the implementation of the removal procedures set forth in Section 1.2 hereof, the entire process of this Article III shall be repeated until concluded.

3.6	Implementation

The recommendations shall be implemented if approved by the Board of Directors of the Company and each of the Affiliates (as applicable). The recommendations shall apply to the Company and each of the Affiliates (as applicable).

ARTICLE IV

PARTNERS’ COMPENSATION PROGRAM

4.1.	Adoption of Program

The Partners’ hereby adopt the compensation program (the “Program”), substantially in the form attached as Exhibit A hereto, and shall hold all shares of common stock, no par value, of the Company (including all shares of common stock, no par value, of Company owned by such Partner, and any other shares of stock or other voting securities, of any class or series, of Company, of any Affiliate, or of any entity into or with which Company or any Affiliate may be merged or consolidated, that the Partner may hereafter acquire by any means from Company, any Affiliate or from any other person or entity, including shares issued as stock dividends or pursuant to any recapitalization or reorganization, and shares issued in exchange for such shares in any merger, consolidation, reorganization, or transfer or exchange of assets, of Company or any Affiliate, and any options, warrants, or other rights to acquire any such common stock; collectively, the “Common Stock”) subject to the terms of the Program.

4.2. Amendment

Except as may be provided in the Program, the Program may be amended from time to time by recommendation of the Worldwide Operating Committee and the Management Compensation Committee to the Board of Directors and by action of the Board of Directors, subject to approval of a majority of all of the Partners. All of the Partners agree to be bound by the terms of any amendments to the Program approved according to the foregoing procedures.

ARTICLE V

MISCELLANEOUS

5.1.	Stock Issuances to Employees

The Company promises and agrees not to grant, issue or sell any shares of the Common Stock:

(a)    to any person seeking to become a Partner until such person shall have adopted this Agreement as if he or she was an original party hereto; and

(b)    to any person who is an employee of the Company (including any person seeking to become a Partner), or as an inducement to a person to become an employee of the Company, until such person shall have adopted the Voting Agreement as if he or she was an original party thereto.

5.2.	Affiliates

The Partners and the Company agree to use their best efforts to cause each Affiliate of the Company, now or hereafter existing, to adopt this Agreement as if such entity was an original party hereto.

5.3.	Termination

This Agreement shall terminate upon the dissolution of the Company or at such earlier time as only one Partner owns Common Stock.

5.4.	Amendment

This Agreement may be amended in any manner by a written instrument duly executed by the Company and all of the Partners.

5.5.	Successors and Assigns

All of the terms, provisions and conditions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, administrators, executors, successors and assigns.

5.6.	Severability

If any portion or provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions hereof shall nevertheless be deemed valid, enforceable and carried into effect, unless the effect thereof would clearly violate the manifest present intention of the parties hereto.

5.7.	Governing Law

This Agreement shall be subject to and governed by the laws of the State of Illinois irrespective of the fact that any of the parties hereto may be or become a resident of a different state.

IN WITNESS WHEREOF, the parties have caused this Amended and Restated Partners Operating Agreement to be executed as of the date first written above.

DIAMONDCLUSTERINTERNATIONAL, INC.

By:

Title:

PARTNERS:
[signatures on file]

EXHIBIT 10.8

EXHIBIT A

DiamondCluster International, Inc.

Partner Compensation Program
(as amended through April 5, 2002)

1. Purpose. The purpose of the Company’s Partner Compensation Program (the “Program”) is to retain and motivate the Company’s Partners (as defined below), provide incentives directly linked to the achievement of the Company’s financial and strategic goals, maintain equity ownership in the Company by the Partners, and ensure the orderly and disciplined sale of the Company’s shares by the Partners.

2. Eligibility. Participation in the Program is limited to all individuals who at the time of such participation have been admitted as Partners (the “Partners”) pursuant to the procedures set forth in the Amended and Restated Partners’ Operating Agreement, dated November 16, 2001 (the “Partners’ Operating Agreement”).

3. Annual Compensation.

3.1 Base Salary. Each Partner will receive a base salary that is commensurate with his or her experience and contribution to the Company. In general, the base salary levels established for the Partners will fall within the levels set forth on Exhibit A hereto, as amended from time to time

3.2 Bonus. The Worldwide Operating Committee (“WOC”) will determine, in its sole discretion, the amount of any annual cash bonus a partner is eligible to receive based on a combination of the Company’s and the individual Partner’s performance (“Bonus”).

3.3 Target Bonus. Set forth on Appendix A are the target bonuses as a percentage of base salary and the relative percentages of Company and individual performance upon which such bonuses will be based established for each of the Partner levels.

The WOC may, in its discretion, change the Target Bonus set forth on Appendix A; provided, that the Partners shall be notified of the change prior to the beginning of the fiscal year in which such change will take effect; and provided, further, that any change that is more than ten percentage points (10%) higher or lower than the previous Target Bonus shall be approved by a majority of the Partners.

3.4 Bonus Pool. Subject to adjustment by the WOC as described below, the amounts allocated towards payment of the Partners’ Bonuses (the “Bonus Pool”) will generally be funded on a quarterly basis in accordance with the achievement of the following pre-tax and pre-bonus returns on revenue:

Pre-tax and Pre-bonus Return on Revenue	Bonus Pool Funding
up to 10%	None
>10%–30%	½ of pre-tax pre-Partner Bonus earnings
>30%	2/3 of pre-tax pre-Partner Bonus earnings

The WOC may, in its discretion, adjust the funding of the formula described above based on the Company’s financial performance in any given quarter.

3.5 Bonus Payments. Any Bonuses paid to the Partners will be based on the actual funds available in the Bonus Pool, regardless of whether such amount is less than the Target Bonus. A Partner who commences employment with the Company or becomes a Partner after the start of the Company’s fiscal year will receive a prorated Bonus, if any is paid, based on the number of days such Partner is actually employed by Diamond during such fiscal year. An individual must be an employee and Partner of the Company on the last day of the fiscal year to which a Bonus relates in order to qualify for and receive such Bonus.

3.6 Shares. Each Partner is eligible to receive an annual grant of Shares, based on individual performance. It is anticipated that in the event a Partner continues to perform in a manner commensurate with his or her seniority as a Partner that within each five year period as a Partner, such Partner will have received annual Share grants by the end of each such five year period equal in the aggregate to his or her then current “Ladder Shares” (as set forth on Appendix A).

The actual amount of base salary, bonus and Shares to be granted to each Partner annually will be determined in accordance with the procedures set forth in Article III of the Partners’ Operating Agreement.

For purposes of this Program, the term “Shares” means Restricted Stock, Units and Options. Such Shares shall be issued under the Company’s then current employee stock plan.

4. Equity

4.1 Restricted Stock. The Company may issue to Partners, in accordance with Section 5 below, restricted shares of Class B common stock, $.001 par value (the “Class B Common Stock”), at or after the time an individual becomes a Partner or in connection with the exercise of Options (as defined below) granted to a Partner (“Restricted Stock”).

4.2 Restricted Stock Units. The Company may issue to Partners appreciation rights that derive their value from the underlying Restricted Stock (“Units”), but that do not possess any other attributes of such Stock such as voting rights.

4.3 Stock Options. The Company may grant options (“Options”) to Partners giving them the right to purchase common stock of the Company in accordance with the terms set forth below and in any stock option agreement delivered to them in connection with such grant.

5. Equity Issuance and Ownership.

5.1 Additional Shares. Each time a Partner’s base salary is increased to the next salary level (based on the salary levels set forth on Appendix A), such Partner will be granted an Option for the additional incremental number of shares set forth opposite such Partner’s new salary level as reflected on Appendix A, except that non-practice Partners at the entry level and next subsequent level of base salary will receive an option for 50% of the such incremental number.

5.2 Issue Date. The issue date will be the effective date of an individual’s promotion as a Partner. As set forth below in Section 5.3.1, the vesting date (“Vesting Date”) will be based on the issue date.

5.3 Vesting.

5.3.1 For vesting purposes, Shares will have a Vesting Date as follows:

Issue Date	Vesting Date
April 1–September 30	April 1
October 1–March 31	October 1

5.3.2 Except as otherwise determined by the WOC with the approval of a majority of the Partners, each grant of Shares will vest over five years, in accordance with the table set forth below, and will expire six months from the date on which 100% of the Shares have vested.

Period from Vesting Date	Shares Vested
1 year	20%
2 years	40%
3 years	60%
4 years	80%
5 years	100%

5.3.3 Shares acquired upon the exercise of Options will be fully vested. Any unvested Shares will fully vest immediately upon a Partner’s Retirement, death or disability (as defined in the Company’s then current employee stock plan or stock option agreement). “Retirement” shall mean voluntarily ceasing to work at or after (i) age 62, or (ii) age 50, provided that such Partner shall have been a Partner for at least five years. A Partner whose Shares vest upon Retirement will be required to sign a one-year non-compete agreement.

5.3.4 Except as otherwise provided in the last sentence of this Section 5.4.4, in the event of a Change of Control, the WOC may, in its discretion, accelerate the vesting of the Shares. A “Change of Control” shall have the meaning set forth on Appendix B. In the event a Partner is terminated within eighteen (18) months following a Change of Control, other than a termination for Cause (as defined in Section 7) or one that is voluntary and unprovoked, such Partner’s unvested Shares shall be immediately and automatically vested.

5.4 Minimum Ownership Requirements. As a general guideline, each Partner should own throughout the period in which he or she is a Partner a minimum number of shares of common stock of the Company having an aggregate market value at least equal to 10% of his or her then current base salary times the number of years such individual has been a Partner.

6. Equity Sales Program.

6.1 Objective. The objective of the Equity Sales Program (the “Sales Program”) is to provide an orderly and disciplined market for the sale of Partners’ Shares. The Sales Program allows Partners to sell their Shares quarterly in conjunction with the Company’s policy of permitting trades only during specified periods occurring after the public release of quarterly earnings.

6.2 Affiliates and Non-Affiliates. In order to facilitate compliance with Rule 144 (“Rule 144”) of the Securities Act of 1933, as amended (the “Act”) for purposes of the Sales Program the Partners are classified as either affiliates or non-affiliates within the meaning of Rule 144. The WOC will designate from time to time those Partners who will be classified as affiliates for these purposes. All other Partners and former Partners shall be deemed non-affiliates for purposes of Rule 144 and the Sales Program.

6.3 Sales Limitations for Affiliates. All shares of Class A common stock, $.001 par value (the “Class A Common Stock”) and Class B Common Stock, including Pre-Partner Shares (as defined in Section 6.10), that are owned by Partners who are classified as affiliates are subject to the Sales Program. The aggregate amount of such shares that can be sold as part of the Sales Program shall not exceed (i) any internal limits set by the Company, or (ii) the time and volume limitations imposed by Rule 144(e)(1).

6.4 Sales Limitations for Non-Affiliates. For non-affiliate partners, only shares of Class B Common Stock, not including any Pre-Partner Shares, are subject to the Sales Program. Any such shares sold through the Sales Program must either be registered with the Securities and Exchange Commission or held for at least two years in order to qualify for sales pursuant to Rule 144(k). The aggregate amount of Shares that can be sold as part of the Sales Program shall not exceed any internal limits set by the Company.

6.5 Sales Procedure. Prior to the commencement of the Company’s quarterly trading window, any Partner interested in selling Shares through the Sales Program shall indicate his or her interest in writing (or by e-mail) to the Chief Financial Officer, or such other employee of the Company as may be designated from time to time, stating the amount of Shares and the minimum sales price for which that Partner would be interested in selling such Shares. After public announcement of the Company’s earnings press release, such Partner will be required to confirm, reduce, increase or decline his or her participation in the Sales Program and indicate the number of Shares, if any, such Partner is interested in selling. In the event the aggregate participation level indicated by the Partners is in excess of the internal limits established by the Company for either the affiliates and non-affiliates as a single group or as two separate groups (in each case, a “Group”), such Partners will participate pro rata based on the percentage derived by dividing the number of Shares such Partner desires to sell by the aggregate number of Shares all participating Partners in a Group desire to sell. In the event the aggregate participation level indicated by Partners who are affiliates is in excess of the time and volume limitations set forth in Rule144 (e)(1), such Partners will participate pro rata among the affiliate group.

6.6 Manner of Sale. All Shares sold through the Sales Program will be sold over a period of up to six-weeks in “brokers’ transactions” in compliance with Rule 144(f) through a broker or brokers designated by the Company. The sales price attributed to each Share sold will be the average price received for all Shares sold during such six-week period.

6.7 Transfer Restrictions; Gifts. No Partner shall transfer, assign, pledge or hypothecate any of his or her Shares in any way, except that a Partner may transfer any vested Shares (other than Options) by way of gift, will or trust to a spouse, lineal descendant or ancestor (an “Estate Transfer”); provided, that any Estate Transfer that involves Class A Common Stock (in the case of Partners classified as affiliates) or results in the conversion of Class B Common Stock into Class A Common Stock shall, unless otherwise determined by the WOC, be made in accordance with and subject to the limitations of the Sales Program. Any Estate Transfer that does not result in a conversion of Class B Common Stock into Class A Common Stock will not be subject to the Sales Program; provided that the transferee agrees to be bound by and subject to the terms of the Sales Program.

6.8 Death or Disability of a Partner. Upon the death or permanent disability of a Partner, such Partner’s Shares will cease to be subject to the terms of the Sales Program.

6.9 Termination. Upon termination of a Partner’s employment for any reason, vested Shares will continue to be subject to the terms of the Sales Program, except that any unvested Options and Units will expire immediately. A Partner will be reimbursed for all unvested Restricted Stock at the lower of (i) the purchase price paid for such Restricted Stock pursuant to Section 5.1, together with interest, or (ii) the average of the closing price of one share of Class A Common Stock on the NASDAQ National Market System for the ten trading days immediately preceding such Partner’s last day of employment.

6.10 Pre-Partner and Open Market Purchase Shares. Any shares owned by a Partner and acquired prior to such individual becoming a Partner or through the exercise of Options received prior to such individual becoming a Partner (“Pre-Partner Shares”) and any shares purchased by a Partner in an open market transaction (including for these purposes shares purchased under the Company’s 1999 Employee Stock Purchase Plan), are not, unless otherwise specified, subject to the terms of the Sales Program. A Partner will be treated as a non-partner employee shareholder under the Second Amended and Restated Voting and Stock Restriction Agreement, dated August 4, 1997, with respect to such Pre-Partner Shares.

7. Involuntary Termination. Upon involuntary termination of a Partner’s employment (as hereinafter defined), in addition to the terms set forth in Section 6.9 above, such Partner’s vesting schedule for any unvested Shares that were issued upon election as a Partner will be accelerated by one year as of the date of notice of termination. For purposes of the Program, “involuntary termination” means termination for reasons other than resignation or Cause. A Partner will be deemed to have been terminated for Cause if terminated for: (i) gross insubordination or a policy violation that is not cured within 15 days after such Partner’s having received notice from the Chief Executive Officer, (ii) criminal acts relating to the Company or its client affairs, or (iii) intentional acts which are materially injurious to the Company, including disclosing confidential information to an unauthorized third party.

8. Administration. The Program shall be administered and interpreted by the WOC. The WOC shall be responsible for the management, operation and administration of the Program. The WOC may designate persons who are Company employees to oversee the day to day administration of the Program.

9. Amendment. The Program may be amended from time to time by recommendation of the WOC and the Management Compensation Committee to the Board of Directors and by action of the Board of Directors, subject to approval of a majority of all of the Partners. All of the Partners shall be bound by the terms of any amendments to the Program approved according to the foregoing procedures.

10. Governing Law. The Program and all awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware.

11. No Employment Rights. Nothing contained herein shall constitute a contract of employment or of continuing service or in any manner obligate the Company to continue the services of any Partner, obligate any Partner to continue in the service of the Company, or serve as a limitation of the right of the Company to discharge any of its Partners pursuant to the procedures set forth in the Partners’ Operating Agreement. Nothing herein shall be construed as fixing or regulating the compensation payable to the Partners.